EXHIBIT 10.38

AMERICAN EXPRESS COMPANY

2003 SHARE EQUIVALENT UNIT PLAN FOR DIRECTORS

(As amended and restated effective January 1, 2015)

Section 1. Effective Date

The original effective date of this Plan was April 28, 2003. This Plan is amended and restated as set forth herein effective January 1, 2015.

Section 2. Eligibility

Any Director of American Express Company (the “Company”) who is not a current or former officer or employee of the Company or a subsidiary thereof is eligible to participate in this 2003 Share Equivalent Unit Plan for Directors (this “Plan”).

Section 3. Administration

The Nominating and Governance Committee of the Board of Directors (the “Committee”) shall administer this Plan. The Committee shall have all the powers necessary to administer this Plan, including the right to interpret the provisions of this Plan and to establish rules and prescribe any forms for the administration of this Plan.

Section 4. Share Equivalent Units

The Committee shall, on an annual basis, determine, in its discretion, either a number or a value of Share Equivalent Units (“SEUs”) to be awarded to each non-employee Director under this Plan on the date of his or her election or reelection to the Board of Directors of the Company at the Annual Meeting of the Company’s Shareholders held in such year, provided that the number of SEUs to be awarded must be the same for each such non-employee Director for such year. If the Committee specifies the value of SEUs to be awarded, the number of SEUs to be awarded shall be equal to the specified value divided by the average of the closing price of the Company’s common stock, par value $0.20 per share, as reported on the New York Stock Exchange Composite Transactions Tape for the fifteen (15) trading days immediately preceding the date of the Annual Meeting of the Company’s Shareholders.

Section 5. SEU Credits to the Deferred Compensation Plan for Directors and Advisors

SEUs awarded to a Director under this Plan shall be credited to the American Express Deferred Compensation Plan for Directors and Advisors, as amended and restated from time to time (the “Director DCP”), as follows:

(a)	SEUs awarded to a Director for a calendar year shall be credited to a Class Year SEU Award Account under the Director DCP (as defined therein) for such Director for that calendar year, with one SEU awarded under this Plan being credited as one SEU to such Class Year SEU Award Account under the Director DCP;

(b)	SEUs awarded under this Plan shall be credited to the Director DCP on the date on which such SEUs are awarded under this Plan, provided that if the Company is precluded from crediting SEUs to the Director DCP on that date as a result of the application of securities or other laws, then such SEUs shall be credited to the Director DCP as soon as feasible thereafter, but no later than December 31st of the calendar year in which such SEUs were awarded under this Plan; and

(c)	once the SEUs under this Plan are credited as SEUs to such Class Year SEU Award Account under the Director DCP, the SEUs so credited shall thereafter be adjusted, valued and paid in accordance with and pursuant to the terms of the Director DCP, and in the same manner as the Share Equivalent Option thereunder.

Section 6. Amendment

This Plan may be amended at any time and from time to time by the Board of Directors of the Company; provided, however, that the Board of Directors may not adopt any amendment to this Plan that would (a) materially and adversely affect any right of or benefit to any Director with respect to any SEUs previously awarded without such Director’s written consent, or (b) result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”). Any amendment to this Plan that would cause a violation of Section 409A shall be null and void and of no effect.

Section 7. Termination

This Plan shall terminate upon the adoption of a resolution of the Board of Directors terminating this Plan. The termination of this Plan shall not affect the validity, existence or status of the Director DCP, including, but not limited to, the payment of the SEUs previously awarded under this Plan and credited to the Director DCP.

Section 8. Section 409A

This Plan and the benefits provided thereunder, together with the Director DCP, are intended to comply with the requirements of Section 409A, and this Plan shall be administered and interpreted, together with the Director DCP, consistent with such intention and the American Express Section 409A Compliance Policy.

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